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                                                                    Exhibit 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Steel Dynamics, Inc. for the registration of $115,000,000 of 4% Convertible Subordinated Notes due 2012 and 7,199,024 shares of its common stock, and to the incorporation by reference therein of our report dated January 31, 2002 (except for Note 3, as to which the date is March 26, 2002, and Note 7, as to which the date is March 7,
2002), with respect to the consolidated financial statements of Steel Dynamics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                           /S/ Ernst & Young LLP

Fort Wayne, Indiana
March 6, 2003